Exhibit 99.1

Intellia Therapeutics Announces Fourth Quarter and Full-Year 2022 Financial Results and Highlights Recent Company Progress

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Initiated the global Phase 2 study of NTLA-2002, a CRISPR-based, potential single-dose treatment for hereditary angioedema (HAE)
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Submitted IND application for NTLA-2002 to enable patient enrollment in the U.S. for the Phase 2 study
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Plans to submit IND application in mid-2023 for global pivotal study of NTLA-2001 for the treatment of transthyretin (ATTR) amyloidosis with cardiomyopathy; global pivotal study initiation anticipated by year-end 2023
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On track to present additional clinical data in 2023 from both ongoing NTLA-2001 and NTLA-2002 first-in-human studies
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Progressing IND-enabling activities for two alpha-1 antitrypsin deficiency (AATD) candidates, NTLA-2003 and NTLA-3001; plans to submit in 2H 2023 an IND or IND-equivalent filing for NTLA-3001, its first CRISPR-based gene insertion investigational therapy
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Ended 2022 in a strong financial position with approximately $1.3 billion in cash

CAMBRIDGE, Mass., Feb. 23, 2023 – Intellia Therapeutics, Inc. (NASDAQ:NTLA), a leading clinical-stage genome editing company focused on developing potentially curative therapies leveraging CRISPR-based technologies, today reported operational highlights and financial results for the fourth quarter and year ended December 31, 2022.

“Intellia has hit the ground running with multiple milestones already achieved in early 2023. In addition to recently initiating the global Phase 2 study of NTLA-2002 outside of the U.S., we have also submitted an IND application to enable inclusion of patients in the U.S.,” said Intellia President and Chief Executive Officer John Leonard, M.D. “As we look ahead, we are poised to submit an IND application for NTLA-2001 and initiate a global pivotal trial for the cardiomyopathy manifestation of ATTR amyloidosis. Additionally, we look forward to presenting new and important clinical data from the ongoing Phase 1 study, which builds on the growing body of data that support NTLA-2001's potential to transform the ATTR amyloidosis treatment landscape for patients with cardiomyopathy or polyneuropathy. In parallel, we are advancing NTLA-3001, our first wholly owned in vivo gene insertion candidate, which may normalize levels of the missing protein in patients with alpha-1 antitrypsin deficiency. Together, we believe these efforts move us closer to setting a new standard of care for people living with serious diseases and expanding Intellia’s impact as the leading genome editing company.”

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Fourth Quarter 2022 and Recent Operational Highlights

In Vivo Program Updates

Transthyretin (ATTR) Amyloidosis

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NTLA-2001: NTLA-2001 is an in vivo, systemically delivered investigational CRISPR-based therapy designed to inactivate the TTR gene in liver cells and thereby prevent the production of transthyretin (TTR) protein for the treatment of ATTR amyloidosis. NTLA-2001 offers the possibility of halting and reversing the disease by driving a deep, consistent and potentially lifelong reduction in TTR protein after a single dose. NTLA-2001 is subject to a co-development/co-promotion agreement between Intellia, the lead party for this program, and Regeneron Pharmaceuticals, Inc.
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ATTR Amyloidosis with Cardiomyopathy (ATTR-CM):
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Intellia announced in November 2022 positive interim results from the cardiomyopathy arm of the ongoing Phase 1 clinical trial of NTLA-2001 at the American Heart Association (AHA) Scientific Sessions 2022 held in Chicago, Illinois. The interim data from the dose-escalation portion of the study included 12 adult patients with ATTR-CM with New York Heart Association (NYHA) Class I – III heart failure. Single doses of 0.7 mg/kg and 1.0 mg/kg of NTLA-2001 led to greater than 90% mean serum TTR reductions. These deep reductions in serum TTR were sustained through the observation period, with patient follow-up ranging from four to six months. At both dose levels, NTLA-2001 was generally well-tolerated. One patient in the 0.7 mg/kg dose NYHA Class III cohort experienced a Grade 3 infusion-related reaction, which resolved without clinical sequalae. No clinically significant laboratory abnormalities were observed at either dose level.
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In December 2022, the planned enrollment of the dose-expansion portion of the ATTR-CM arm was completed to support a U.S. Investigational New Drug (IND) application submission for the pivotal study. The Company anticipates submitting an IND application in mid-2023 and initiating a global pivotal trial for ATTR-CM by year-end 2023, subject to regulatory feedback.
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The Company plans to present additional data from the ATTR-CM arm of the Phase 1 study in 2023, including longer-term safety and durability data as well as emerging clinical endpoints.
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Hereditary ATTR Amyloidosis with Polyneuropathy (ATTRv-PN):
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During the first quarter of 2023, the planned enrollment of the dose-expansion portion of the ATTRv-PN arm in the Phase 1 study was completed to inform a pivotal study. The Company is preparing for a global pivotal study, which will include discussions with regulatory authorities.

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The Company plans to present additional clinical data from the ATTRv-PN arm of the Phase 1 study in 2023.

Hereditary Angioedema (HAE)

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NTLA-2002: NTLA-2002 is designed to knock out the KLKB1 gene in the liver with the potential to permanently reduce total plasma kallikrein protein and activity, a key mediator of HAE. This investigational approach aims to prevent attacks for people living with HAE by providing continuous reduction of plasma kallikrein activity, following a single dose. It also aims to eliminate the significant treatment burden associated with currently available HAE therapies. NTLA-2002 is being evaluated in a Phase 1/2 study in adults with Type I or Type II HAE.
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Intellia announced in November 2022 positive interim results from an ongoing Phase 1/2 clinical study of NTLA-2002 at the American College of Allergy, Asthma & Immunology (ACAAI) 2022 Annual Scientific Meeting held in Louisville, Kentucky. The data presented were from 10 adult patients with HAE in the Phase 1, dose-escalation portion of the study. Single doses of 25 mg (n=3), 50 mg (n=4) and 75 mg (n=3) of NTLA-2002 were administered via intravenous infusion, which led to deep, dose-dependent reductions in plasma kallikrein. All patients treated in the 25 mg and 75 mg cohorts, who completed the pre-specified 16-week observation period, maintained an attack-free status through the data cut-off date (patient follow-up ranged from 2.3 to 10.6 months). Patients in the 50 mg cohort had not completed the primary 16-week observation period. At all three dose levels, NTLA-2002 was generally well-tolerated, and the majority of adverse events were mild in severity. No clinically significant laboratory abnormalities were observed.
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In January 2023, Intellia was awarded the Innovation Passport for NTLA-2002 by the U.K. Medicines and Healthcare products Regulatory Agency (MHRA). The Innovation Passport is the point of entry into the U.K.’s Innovative Licensing and Access Pathway (ILAP), which is designed to accelerate time to market and facilitate patient access to innovative medicines.
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Intellia announced today the initiation of patient screening in the Phase 2 portion of the Phase 1/2 of NTLA-2002 in New Zealand. The Company has selected 25 mg and 50 mg as the two, single dose levels for further evaluation in the randomized, placebo-controlled study.
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Intellia announced today the Company recently submitted an IND application for NTLA-2002 to the U.S. Food and Drug Administration (FDA) to support the inclusion of U.S. sites in the Phase 2 portion of the study.
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The Company plans to present additional clinical data from the Phase 1 portion of the first-in-human study in 2023, including safety, durability and attack rate data across all three cohorts.

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Alpha-1 Antitrypsin Deficiency (AATD)

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NTLA-3001 for Associated Lung Disease: NTLA-3001 is a wholly owned, first-in-class CRISPR-mediated in vivo targeted gene insertion development candidate for the treatment of AATD-associated lung disease. It is designed to precisely insert a healthy copy of the SERPINA1 gene, which encodes the alpha-1 antitrypsin (A1AT) protein, with the potential to restore permanent expression of functional A1AT protein to therapeutic levels after a single dose. This approach seeks to improve patient outcomes, including eliminating the need for weekly intravenous infusions of A1AT augmentation therapy or lung transplant in severe cases.
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Intellia is conducting IND-enabling activities for NTLA-3001 and plans to submit an IND or IND-equivalent filing in 2H 2023.
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NTLA-2003 for Associated Liver Disease: NTLA-2003 is a wholly owned, in vivo knockout development candidate for the treatment of AATD-associated liver disease. It is designed to inactivate the SERPINA1 gene responsible for the production of abnormal A1AT protein in the liver. This approach aims to halt the progression of liver disease and eliminate the need for liver transplant in severe cases.
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Intellia is conducting IND-enabling activities for NTLA-2003, with the expectation of completing these activities by year-end 2023.

Ex Vivo Program Updates

Immuno-oncology and Autoimmune Diseases

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Intellia is advancing multiple programs, wholly owned and in collaboration with partners, utilizing its allogeneic platform for the treatment of immuno-oncology and autoimmune diseases. The Company’s proprietary allogeneic cell engineering platform is designed to avoid both T cell- and NK cell-mediated rejection, a key unsolved challenge with other investigational allogeneic approaches.
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NTLA-6001 for CD30+ Lymphomas: Intellia is identifying collaboration opportunities to advance the development of a wholly owned, allogeneic CAR-T development candidate targeting CD30.

Research and Corporate Updates

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Modular Platform and Pipeline Expansion: Intellia is expanding its industry-leading genome editing platform and scientific leadership through editing, delivery and cell engineering innovations that may enable broader in vivo and ex vivo applications.
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In January 2023, Intellia achieved a research milestone with its DNA writing technology. A $25.0 million milestone payment was made to shareholders of Rewrite Therapeutics in February 2023.

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Sickle Cell Disease (SCD) Program Updates:
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Intellia's SCD Research Efforts: Intellia is focused on developing an in vivo editing approach for the treatment of SCD to avoid the need for bone marrow transplantation. This is a wholly owned program currently in preclinical development.
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Novartis’ SCD Program: In February 2023, Novartis opted to discontinue the development of its autologous, ex vivo, CRISPR-edited hematopoietic stem cell (HSC) program targeting fetal hemoglobin (HbF) for the treatment of SCD.

Upcoming Events

The Company will participate in the following events during the first quarter of 2023:

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Cowen 43rd Annual Health Care Conference, March 6, Boston
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Barclays Global Healthcare Conference, March 14, Miami

Upcoming Milestones

The Company has set forth the following for pipeline progression:

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NTLA-2001 for ATTR amyloidosis:
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Submit an IND application in mid-2023 to enable inclusion of U.S. sites in a pivotal study of NTLA-2001 for patients with ATTR-CM.
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Present additional clinical data from the ongoing Phase 1 study of NTLA-2001 in 2023.
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Initiate a global pivotal NTLA-2001 trial for ATTR-CM by year-end 2023, subject to regulatory feedback.
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Prepare for a Phase 3 study of NTLA-2001 for the treatment of ATTRv-PN, including discussions with regulatory authorities.
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NTLA-2002 for HAE:
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Present additional clinical data from the ongoing first-in-human study of NTLA-2002 in 2023.
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AATD Franchise:
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Submit an IND or IND-equivalent application for NTLA-3001 for AATD-associated lung disease in 2H 2023.
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Complete IND-enabling activities for NTLA-2003 for AATD-associated liver disease by year-end 2023.

Platform Innovation

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Advance novel gene editing technologies, including DNA writing, and delivery to other tissues outside of the liver.

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Fourth Quarter and Full-Year 2022 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $1.3 billion as of December 31, 2022, compared to $1.1 billion as of December 31, 2021. The increase was driven by $337.9 million from a follow-on offering in the fourth quarter of 2022, $227.9 million of net proceeds from the Company’s “At the Market” (ATM) program and $17.2 million in proceeds from employee-based stock plans. The increase was offset in part by cash used to fund operations of approximately $372.8 million and the acquisition of Rewrite for $45.0 million.
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Collaboration Revenue: Collaboration revenue increased by $0.7 million to $13.6 million during the fourth quarter of 2022, compared to $12.9 million during the fourth quarter of 2021.
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R&D Expenses: Research and development expenses increased by approximately $28.9 million to $100.0 million during the fourth quarter of 2022, compared to $71.2 million during the fourth quarter of 2021. This increase was primarily driven by the advancement of our lead programs and personnel growth to support these programs.
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G&A Expenses: General and administrative expenses increased by $1.5 million to $23.6 million during the fourth quarter of 2022, compared to $22.1 million during the fourth quarter of 2021. This increase was primarily related to an increase in stock-based compensation of $2.6 million, offset in part by a decrease in legal expenses of $0.9 million.
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Net Loss: The Company’s net loss was $113.4 million for the fourth quarter of 2022, compared to $81.2 million during the fourth quarter of 2021.

Conference Call to Discuss Fourth Quarter and Full-Year 2022 Results

The Company will discuss these results on a conference call today, Thursday, February 23, at 8 a.m. ET.

To join the call:

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U.S. callers should dial 1-833-316-0545 and international callers should dial 1-412-317-5726, approximately five minutes before the call. All participants should ask to be connected to the Intellia Therapeutics conference call.
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Please visit this link for a simultaneous live webcast of the call.

A replay of the call will be available through the Events and Presentations page of the Investors & Media section on Intellia’s website at intelliatx.com, beginning on February 23, at 12 p.m. ET.

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About Intellia Therapeutics

Intellia Therapeutics, a leading clinical-stage genome editing company, is developing novel, potentially curative therapeutics leveraging CRISPR-based technologies. To fully realize the transformative potential of CRISPR-based technologies, Intellia is pursuing two primary approaches. The company’s in vivo programs use intravenously administered CRISPR as the therapy, in which proprietary delivery technology enables highly precise editing of disease-causing genes directly within specific target tissues. Intellia’s ex vivo programs use CRISPR to create the therapy by using engineered human cells to treat cancer and autoimmune diseases. Intellia’s deep scientific, technical and clinical development experience, along with its robust intellectual property portfolio, have enabled the company to take a leadership role in harnessing the full potential of genome editing to create new classes of genetic medicine. Learn more at intelliatx.com. Follow us on Twitter @intelliatx.

Forward-Looking Statements

This press release contains “forward-looking statements” of Intellia Therapeutics, Inc. (“Intellia” or the “Company”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Intellia’s beliefs and expectations concerning: its ability to successfully extend its leadership position and harness the full potential of genomic medicines to bolster its genome editing capabilities and pipeline; the safety, efficacy, success and advancement of its clinical programs for NTLA-2001 for the treatment of ATTR amyloidosis and NTLA-2002 for the treatment of hereditary angioedema (“HAE”) pursuant to its clinical trial applications (“CTA”), including the expected timing of data releases, regulatory filings, and the initiation, enrollment, dosing and completion of clinical trials, such as the completion of planned enrollment of the Phase 1 study for NTLA-2001; its ability to select a dose to advance to a pivotal study for NTLA-2001; the advancement of development candidates, such as NTLA-3001 for the treatment of alpha-1 antitrypsin deficiency (“AATD”)-associated lung disease, NTLA-2003 for AATD-associated liver disease and NTLA-6001 for CD30+ lymphomas, including the success of its investigational new drug (“IND”)-enabling studies; its ability to generate data to initiate clinical trials and the timing of CTA and IND submissions, including the submission of an IND or IND-equivalent for NTLA-3001 in 2023; and an IND application for a global pivotal trial for NTLA-2001 in mid-2023; its ability to advance multiple programs utilizing an allogeneic platform for the treatment of immuno-oncology and autoimmune diseases; the expansion of its CRISPR/Cas9 technology and related and novel technologies to advance additional development candidates and timing expectations of advancing such development candidates and releasing data related to such technologies and development candidates; its ability to optimize the impact of its collaborations on its development programs, including, but not limited to, its collaboration with Regeneron Pharmaceuticals, Inc. and their co-development program for ATTR amyloidosis; and growth as a Company and expectations regarding its uses of capital, expenses, future accumulated deficit and financial results.

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Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to Intellia’s ability to protect and maintain its intellectual property position; risks related to Intellia’s relationship with third parties, including its contract manufacturers, licensors and licensees; risks related to the ability of its licensors to protect and maintain their intellectual property position; uncertainties related to the authorization, initiation and conduct of preclinical and clinical studies and other development requirements for its product candidates, including uncertainties related to regulatory approvals to conduct clinical trials; risks related to the ability to develop and commercialize any one or more of Intellia’s product candidates successfully; risks related to the results of preclinical studies or clinical studies not being predictive of future results in connection with future studies; the risk that clinical study results will not be positive; risks related to the potential impact of the coronavirus disease pandemic, including the impact of any variants, on strategy, future operations and timing of its clinical trials; and risks related to Intellia’s collaborations with Regeneron Pharmaceuticals, Inc. or its other collaborations not continuing or not being successful. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Intellia’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission (“SEC”). All information in this press release is as of the date of the release, and Intellia undertakes no duty to update this information unless required by law.

INTELLIA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Collaboration revenue	$13,573	$12,854	$52,121	$33,053
Operating expenses:
Research and development	100,034	71,161	419,979	229,807
General and administrative	23,626	22,108	90,306	71,096
Total operating expenses	123,660	93,269	510,285	300,903
Operating loss	(110,087)	(80,415)	(458,164)	(267,850)
Other (expense) income, net:
Interest income	5,354	503	8,542	1,283
Loss from equity method investment	(3,248)	(1,325)	(11,079)	(1,325)
Change in fair value of contingent consideration	(5,426)	-	(13,485)	-
Total other (expense) income, net	(3,320)	(822)	(16,022)	(42)
Net loss	$(113,407)	$(81,237)	$(474,186)	$(267,892)
Net loss per share, basic and diluted	$(1.40)	$(1.09)	$(6.16)	$(3.78)
Weighted average shares outstanding, basic and diluted	81,223	74,427	76,972	70,894

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INTELLIA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	December 31, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$1,261,960	$1,086,049
Total assets	1,520,114	1,294,464
Total liabilities	284,530	254,220
Total stockholders' equity	1,235,584	1,040,244

Intellia Contacts:

Investors:

Ian Karp

Senior Vice President, Investor Relations and Corporate Communications

+1-857-449-4175

ian.karp@intelliatx.com

Lina Li
Senior Director, Investor Relations and Corporate Communications
+1-857-706-1612
lina.li@intelliatx.com

Media:
Rebecca Spalding

Ten Bridge Communications

+1-646-509-3831

media@intelliatx.com

rebecca@tenbridgecommunications.com

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